1 Effective Date: August 1, 20231 Insider Trading Guidelines In the course of performing their duties, employees and directors of Stryker Corporation and its subsidiaries (collectively, “Stryker” or the “Company”) may learn material, non-public information about Stryker or another company. This information may be valuable to those who trade in Stryker’s securities, including common stock or public debt securities (collectively, “Stryker Securities”), or the securities of other companies. It is the law, as well as the policy of the Company, that this information may not be disclosed to anyone outside Stryker and that no one may trade while in possession of material information not available to the general public. Stryker is committed to protecting its confidential information. The Company’s policy in this regard, which is applicable to all employees and directors, is set forth in Corporate Policy Number Six, “Trading in Securities by Company Personnel” (the “Policy”). The Policy serves the mutual interest of the Company and its employees and directors in limiting the potential for an insider trading investigation or even the appearance that Stryker, its employees or its directors may have violated the law. The Policy is available from the Human Resources Department, or at http://www.stryker.com/corporatepolicies. Insider trading is a serious legal matter. The law provides for significant civil and criminal penalties for insider trading violations. Those penalties may be imposed upon individuals who purchase or sell securities while in possession of material, non-public information about the issuer or the securities. Civil and criminal liability could also extend to an employee or director who “tips” another person about material, non-public information where that person, in turn, buys or sells securities. The Policy is simple. No trading is permitted while you have material, non-public information. The Company is also prohibited from trading at any time in Stryker Securities on the basis of material non-public information, consistent with applicable law. In all cases, information should be considered “material” if it would be considered important by investors in making decisions whether to purchase, sell or hold securities. Materiality will be construed broadly and with the benefit of hindsight, and it is possible that a group of facts that are immaterial on a stand-alone basis would be deemed material when pieced together. The materiality of earnings information cannot be disputed. Other examples of types of information that could be deemed material include a significant new contract or the termination of an existing contract; mergers, acquisitions, joint ventures or dispositions or terminations thereof; internal financial projections or changes in estimates of earnings; increases or decreases in dividend payments; a change in control of the Company; new product developments; significant technological breakthroughs; the status of regulatory approvals, cybersecurity incidents; ratings changes; changes in senior management; and initiation or resolution of significant litigation or government investigations or proceedings. This list is provided only for illustrative purposes and 1 These Insider Trading Guidelines supersede any previous Insider Trading Guidelines of the Company. In the event of any conflict or inconsistency between these Guidelines and any other materials previously distributed by the Company, these Guidelines shall govern.

2 is not exhaustive; other types of information may be material at any particular time depending upon the circumstances. Our Corporate Secretary and Chief Legal Officer may always be contacted for advice as to whether a particular fact pattern constitutes material non-public information. Non-public information, whether or not material, is information that has not been made available to the general public. Information should also be treated as being non-public unless a reasonable period of time has passed since it has been distributed by Stryker by means likely to result in a general public awareness, for example, by publication of the information in a press release or filing with the U.S. Securities and Exchange Commission. Information does not cease to be “non-public” as a result of being the subject of rumors or other unofficial statements in the marketplace and can be “non-public” even if the information was obtained by a Company employee from a source outside of the Company. In addition to the Policy, the Board of Directors has adopted the following guidelines (these “Guidelines”) applicable to transactions in Stryker Securities by directors and certain employees (“Covered Persons” as defined in Attachment A hereto). These Guidelines restrict trading in Stryker Securities by any Covered Person to a limited “trading window” following the release of annual or quarterly earnings provided he or she does not actually possess material non-public information at that time. If you are a Covered Person, then this policy also applies to your spouse and minor children, other family members who reside with you, anyone else who lives with you and any other person or entity whose transactions in Stryker Securities are directed by you or are subject to your influence or control (collectively, “Family Members”) and, as a general matter, references in these Guidelines to Covered Persons also includes Family Members. You are responsible for making sure that Family Members comply with these Guidelines. Set forth below is a discussion of the trading window and blackout periods and their application to various stock-related events: Trading Window Periods Subject to the important qualifications set forth below, a Covered Person may engage in purchases or sales of Stryker Securities only during the period beginning at 12:01 a.m., Eastern time, on the second (2nd) trading day after the public release of the Company’s annual or quarterly earnings (the day of the release is not counted) and ending at 11:59 p.m., Eastern time, on the fifth (5th) business day of the third month of each reporting period (i.e., March, June, September and December). A “trading day” is a day when the New York Stock Exchange is open for transactions. It is imperative that Covered Persons not trade in Stryker Securities even during a trading window if they are in possession of material non-public information. Blackout Periods Conversely, a Covered Person may not engage in transactions in Stryker Securities during the period beginning at 12:01 a.m., Eastern time, on the sixth (6th) business day of the last month

3 of each quarter (March, June, September, and December) and ending at 11:59 p.m., Eastern time, on the first (1st) trading day after Stryker issues a press release disclosing its most recent quarterly earnings (again, the day of the release is not counted). Additional Blackout Periods; Early Closing of Trading Windows There may be times during what would otherwise be a trading window when the Company will advise certain persons, including certain Covered Persons, that trading must be suspended or that a blackout period must be extended. It is important to note in that regard that the facts giving rise to such a suspension or extension of a blackout period could be either positive or negative. In addition, the fact of a suspension of trading privileges or that a blackout is being extended is itself information that could be misinterpreted by the trading market and, therefore, should not be disclosed to anyone, including other Stryker employees. At those times, if you are affected, you will receive a separate communication from the Corporate Secretary or Legal team advising of this situation. Gifts Gifts and donations of Stryker Securities by a Covered Person during a blackout period require prior approval by the Corporate Secretary. Gifts and donations may not be made if a Stryker employee or director is aware of material non-public information about Stryker or Stryker Securities and has reason to believe, or is reckless in not knowing, that the recipient is likely to sell the shares prior to the disclosure of the information. Prohibition of Short Sales and Standardized Options Trading Selling Stryker Securities short creates the appearance of an inherent conflict of interest for Stryker employees and directors. A short sale is a bet that a security will decline in value. Writing (selling) or buying standardized exchange-traded put and call options on Stryker Securities may create a similar appearance or an appearance that a Covered Person has non- public information suggesting a significant upcoming price movement. Accordingly, Covered Persons are prohibited from short sales of and option trading on Stryker Securities at all times. Prohibition of Pledging and Hedging Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Stryker Securities, Covered Persons may not hold Stryker Securities in a margin account or otherwise pledge Stryker Securities as collateral for a loan, except for Stryker Securities that had been pledged as of the effective date of these Guidelines or that already have been pledged at the time an individual becomes a Covered Person. Hedging Transactions. Covered Persons may not engage in hedging transactions such as (but not limited to) zero-cost collars, equity swaps and forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Stryker Securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other

4 shareholders. Pre-Clearance of Trades by Directors and Section 16 Officers All trades in Stryker Securities by directors and officers subject to reporting under Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”) and their Family Members must be pre-cleared in advance by any two of the Corporate Secretary, Assistant Secretary, Chief Legal Officer, Chief Financial Officer, Chief Accounting Officer or Corporate Controller. One of the approvers must be the Corporate Secretary, Assistant Secretary or Chief Legal Officer. The Company’s pre-clearance procedures are set forth in the memorandum entitled “Section 16 Reporting and Other Responsibilities Related to Stryker Stock” provided to directors and Section 16 officers during their onboarding process. Exceptions to the Prohibitions on Trading Exercise of Stock Options Stock options may be exercised at any time without regard to possession of material non-public information or a blackout period, provided the shares received upon exercise are held, not traded. This includes a related election to withhold a portion of the Stryker stock that would otherwise be issued upon exercise to pay the exercise price or satisfy withholding tax obligations or to use already owned shares for those purposes. The rationale is that the transaction is with the Company rather than the general public and, accordingly, that concerns about the use of non-public inside information are not present. It is important to note, however, that the public sale of shares of Stryker Securities to finance the exercise of an option or the public sale of shares acquired upon exercise of an option may only be made if the seller is not in possession of material non- public information, and, with respect to Covered Persons, only during a trading window. Employee Stock Purchase Plan A participant in the Employee Stock Purchase Plan may only change the dollar amount that is deducted from his or her paycheck, including starting or discontinuing such deductions, if such participant is not in possession of material non-public information at that time, and with respect to participants that are Covered Persons, only during a trading window. Based on the current ESPP open enrollment periods and trading windows, changes may only be made by a Covered Person during the first fifteen (15) days of February, May, August and November of each year, and the first five (5) business days of March, June, September and December of each year. In addition, note that Stryker stock acquired for the account of a Covered Person pursuant to the Plan may only be sold during a trading window and, again, only if the Covered Person is not in possession of material non-public information at that time. 401(k) Plan The trading restrictions in these Guidelines do not apply to purchases of Stryker stock in the 401(k) Plan resulting from periodic contributions of money to the Plan

5 pursuant to payroll deduction elections. The trading restrictions do apply, however, to elections made under the 401(k) Plan to: (a) increase or decrease the percentage of periodic contributions that will be allocated to the Stryker stock fund, (b) transfer amounts into or out of the Stryker stock fund, (c) borrow money against a 401(k) Plan account if the loan will result in a liquidation of some or all of a Stryker stock fund balance and (d) pre-pay a Plan loan if the pre-payment will result in allocation of loan proceeds to the Stryker stock fund. It is important to note that the foregoing may only be done by employees or directors who are not in possession of material non-public information, and, with respect to Covered Persons, only during a trading window. 10b5-1 Trading Plans—An Exception to the Restrictions on Trading The restrictions on trading set forth in these Guidelines do not apply to sales of Stryker Securities that are made pursuant to a written plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 that has been approved by our Corporate Secretary. Directors and Section 16 officers are also required to preclear any other written trading arrangements (such as arrangements that are not intended to qualify for the affirmative defense under Rule 10b5-1) with the Corporate Secretary. Any amendment to, or termination of, a trading plan or arrangement must also be pre-cleared with the Corporate Secretary. Any person with a 10b5-1 plan must be in compliance with any stock ownership guidelines (if applicable to that person) after full implementation of the 10b5-1 plan. Questions Any questions regarding these matters should be directed to our Corporate Secretary or Chief Legal Officer.

6 Guidelines for Trading in Stryker Securities Attachment A “Covered Person” is defined as: Members of the Board of Directors Corporate Officers (including Section 16 officers) and their administrative assistants Anyone involved in the preparation of or who receives or has regular access to consolidated financial information, including consolidated financial statements or summaries of consolidated financial statements, and their administrative assistants Anyone involved in the preparation of or who receives or has regular access to consolidated daily sales information and their administrative assistants Members of the Legal function and other persons, in each case as deemed appropriate by the Chief Legal Officer and Corporate Secretary